Exhibit 1
JOINT FILING AGREEMENT
The undersigned hereby agree that the Statement on Schedule 13D, dated August 24, 2011, with respect to the shares of Amarin Corporation PLC Ordinary Shares, 50 pence par value, is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 24rd day of August, 2011.

BOXER CAPITAL, LLC
By:	/s/ Christopher Fuglesang
	Name:	Christopher Fuglesang
	Title:	Authorized Signatory

BOXER ASSET MANAGEMENT INC.
By:	/s/ Jefferson R. Voss
	Name:	Jefferson R. Voss
	Title:	Director

JOSEPH LEWIS
By:	/s/ Joseph Lewis
Joseph Lewis, Individually